Exhibit 4.3

Back to School Acquisition, L.L.C.

767 Fifth Avenue

New York, New York 10153

August 9, 2000

VIA TELECOPIER
AND FIRST CLASS MAIL

Hart Capital LLC
131 Rowayton Avenue
Rowayton, Connecticut 06853
Attention:	Steven W. Hart

Re:          Stockholders’ Agreement

Gentlemen:

In the event that Hart Capital LLC or any of its affiliates or any investment vehicle sponsored by it (the “Purchaser”) elects to exercise the option to purchase any or all of the shares of Lincoln Technical Institute, Inc. (“LTI”) currently owned by P.J. Santangelo and James Santangelo, Back to School Acquisition LLC (“Stonington”) hereby agrees that, effective upon the exercise of such option, Stonington and its affiliates hereby waive their respective rights of first refusal with respect to such shares pursuant to Section 3.03 of the stockholders’ agreement among LTI, Stonington, P.J. Santangelo and James Santangelo and hereby consent to the transfer of such shares to the Purchaser, provided that the Purchaser agrees to be bound by the terms of such stockholders’ agreement.

Stonington recognizes that, in the event such option to purchase the Santangelo shares is exercised by Hart Capital for or on behalf of Five Mile River Capital Partners LLC (“FMRCP”), it will result in the same entity owning shares of LTI that are subject to two different stockholders’ agreements (i.e., one of which covers the shares currently owned by FMRCP and the other of which covers the shares currently owned by P.J. and James Santangelo).  Accordingly, Stonington agrees that, effective upon the purchase of the Santangelo shares by FMRCP, the stockholders’ agreement covering the shares currently owned by FMRCP will be deemed to cover all of the shares owned by FMRCP, and the Santangelo stockholders’ agreement will be deemed no longer effective.

Stonington also hereby agrees that, effective upon the purchase of the Santangelo shares by FMRCP, the FMRCP stockholders’ agreement shall be deemed amended to incorporate the following provisions of the Santangelo stockholders’ agreement:  (A) Section 2.01(a), (b), (c) and (e), except that the words “P J. Santangelo” shall be changed to “Steven W. Hart,” and the words

Hart Capital LLC

August 9, 2000

“Initial Stockholders” shall be changed to “Other Stockholders,” (B) Section 2.03, (C) the definition of “New Securities” contained in Section 1.01 and (D) Section 2.07, except that the words “Initial Stockholders” shall be changed to “Other Stockholders.”

Very truly yours,

Back to School Acquisition LLC

			By:	/s/ Alexis P. Michas
				Name:	Alexis P. Michas
				Title:	Vice President

The foregoing is hereby acknowledged and agreed to by Lincoln Technical Institute, Inc.

By:	/s/ David F. Carney
	Name:	David F. Carney
	Title:	Chairman & CEO